Exhibit 99.1

For Immediate Release

Contact: Charles J. Drake E-mail: cdrake@iv-usa.com Telephone: 248/471-2660 Facsimile: 248/615-2971

INTEGRAL VISION, INC. ANNOUNCES SHARPEYE ORDER FROM QUALCOMM

Farmington Hills, MI (July 13, 2005) — Integral Vision, Inc. (OTC Bulletin Board: INVI) today announced that it has received an order for a SharpEye™ inspection system from QUALCOMM. The system will be used for production testing of their iMoD™ MEMS Display. Integral Vision’s SharpEye™ product provides analysis of functional and cosmetic defects in the display to assure quality in the manufacturing process.

“We are very pleased to have QUALCOMM as a customer. We believe our SharpEye™ inspection system is well suited to do quality testing of the MEMS technology,” said Charles J. Drake, Chairman and CEO of Integral Vision, Inc.

About Integral Vision

Integral Vision, Inc. (OTC Bulletin Board: INVI), an ISO 9001 registered firm, offers display inspection technology that provides analysis of functional and cosmetic defects in the display to assure quality in the manufacturing process as well as verification of the final product. Integral Vision has been inspecting displays since 1992 and is an industry leader committed to providing automated solutions to the quality issues Microdisplay, OLED and LCD manufacturers face in today’s competitive marketplace. More information can be found at Website:
www.iv-usa.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to: competitive conditions in the Company’s markets and the effect of competitive products and pricing; technological development by the Company, its customers and its competition; the Company’s available cash and access to debt and equity financing; and general economic conditions and conditions in the specific industries in which the company has significant customers. As a result, the Company’s results may fluctuate. Additional information concerning risk factors that could cause actual results to differ materially from those projected in the forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s best estimates as of the date of this press release. The Company assumes no obligation to update such estimates except as required by the rules and regulations of the Securities and Exchange Commission.